UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sutherland, Peter D.
   c/o Goldman, Sachs & Co.
   85 Broad Street
   New York, NY  10004
2. Issuer Name and Ticker or Trading Symbol
   Delta Air Lines, Inc.
   DAL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/28/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
 Common Stock              |      |    | |                  |   |           |261.841(01)        |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/13/9|P   | |100               |A  |$119.00    |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/13/9|P   | |100               |A  |$120.3125  |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/13/9|P   | |200               |A  |$121.1875  |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/13/9|P   | |200               |A  |$121.4375  |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/13/9|P   | |200               |A  |$122.875   |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/13/9|P   | |200               |A  |$123.00    |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/13/9|S   | |1,000             |D  |$121.6313  |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/19/9|P   | |1,000             |A  |$119.875   |                   |I     |02                         |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/19/9|S   | |1,000             |D  |$118.875   |                   |I     |02                         |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/26/9|P   | |600               |A  |$115.3125  |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/26/9|P   | |300               |A  |$115.375   |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/26/9|S   | |300               |D  |$115.3125  |                   |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
 Common Stock              |2/26/9|S   | |600               |D  |$115.4375  |279,155            |I     |02,03                      |
                           |8     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
01: Includes shares acquired under the Delta Air Lines Dividend Reinvestment and Stock Purchase Plan.
02: The Reporting Person is a managing director of Goldman Sachs International, an affiliate of The Goldman
Sachs Group, L.P. ("GS Group"). GS Group is the general partner of and owns a 99% interest in Goldman,
Sachs & Co. (alone and together with its affiliates, "Goldman Sachs"). The shares reported herein as indirectly
owned were purchased or sold by Goldman Sachs.   Without admitting any legal
obligation, Goldman Sachs will
remit appropriate profits, if any, to the Company. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest
therein.
03: The transactions reported herein were part of baskets which did not meet the requirements for exemption as outlined by the Securities and Exchange Commission. The subsequent purchases and sales were part of approved baskets and therefore not
reported.
SIGNATURE OF REPORTING PERSON
By:  s/ Hans L. Reich Attorney-in-fact
DATE
March 9, 1998